Exhibit 99.1

[SEACHANGE LOGO APPEARS HERE]

NEWS RELEASE

For more information:
	Media:	Investor Relations:
	John Coulbourn	Martha Schaefer
	SeaChange International	SeaChange International
	978/897-0100 x3098	978/897-0100 x3030
	johnc@schange.com	mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

SECOND QUARTER FISCAL 2005 RESULTS

Company Ships 178,000 Streams; Record Company and Services Revenues;

Strong Earnings Growth

MAYNARD, Mass. (August 24, 2004) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its second quarter of fiscal 2005 ended July 31, 2004. Revenues for the quarter were a record $43.0 million compared to revenues of $36.3 million in the second quarter of fiscal 2004, an 18% increase. The Company recorded net income of $3.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2005 versus net income of $942,000, or $0.03 per diluted share, for the second quarter of fiscal 2004. Revenues and net income per share for the second quarter of fiscal 2005 were in line with the guidance of revenues of $42.0 million and diluted net income per share of $0.12 that the Company had previously provided in its press release dated May 25, 2004.

Video-on-Demand (VOD) system revenues for the second quarter of fiscal 2005 were $25.2 million, up 43% compared to $17.6 million in the comparable period last year. Total systems revenues for the quarter were $32.4 million, which, in addition to VOD, included revenues of $3.4 million from advertising systems and $3.8 million from broadcast systems. Service revenues for the quarter were a record $10.6 million.

For the quarter ended July 31, 2004, EBITDA was $7.2 million, or $0.25 per share, as compared to $3.9 million, or $0.14 per share, in the comparable period last year.1 The continued improvement in EBITDA helped to increase the Company’s cash and marketable securities balance by $7.6 million from the prior quarter of this fiscal year to a record $131.6 million at quarter end.

(more)

SeaChange Q2 ‘05/02

For the quarter ending October 31, 2004, the Company expects total revenues of approximately $43.0 million and net income of $0.12 per share.

SeaChange Achieves New Records

“This quarter SeaChange again achieved a new Company record for revenues and earnings,” said Bill Styslinger, president and CEO, SeaChange International. “We shipped 178,000 video streams to our customers this quarter and have shipped a total of over 1.2 million streams. Beyond our North American cable customers, we have gained additional cable and telecommunications customers that are initiating video-on-demand services around the world.

“This quarter we set a new Company record in services revenue, which also reflects our Digital Video Arts subsidiary’s ongoing contribution and expertise in settop software,” said Styslinger. “I’m proud of the quality of our software and server engineering, and our capability to integrate our VOD System with globally diverse customer installations. From broadband to broadcast, SeaChange is helping its customers to capture new opportunities in television services.”

SEAC Revenues and Streams

(Trailing Four Quarters)

	Q2 (July ‘04)	Q1 (April ‘04)	Q4 (Jan. ‘04)	Q3 (Oct. ‘03)
Total Revenue (in millions)	$43.0	$41.6	$38.9	$38.2
VOD Revenue (in millions)	$25.2	$25.2	$25.4	$22.5
Streams Shipped	178,000	179,000	124,000	123,000
Diluted EPS	$0.12	$0.11	$0.09	$0.05

(more)

SeaChange Q2 ‘05/03

The Company will discuss its financial results and business outlook in more detail today during its web cast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

1.  EBITDA is a non-GAAP number that the Company defines as operating income excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the operating profits or losses of the business. EBITDA is one of several metrics used by management to measure the cash generated from operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

(more)

SeaChange Q2 ‘05/04

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp. and the securities class action lawsuits; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2004. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

(more)

SeaChange Q2 ‘05/5

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Revenues	$43,027	$36,347	$84,666	$71,121
Cost of revenues	23,247	21,498	46,100	42,553

Gross profit	19,780	14,849	38,566	28,568

Operating expenses:

Research and development	7,128	6,464	14,202	12,709
Selling and marketing	4,450	4,197	8,625	8,351
General and administrative	2,640	2,857	5,324	5,705

	14,218	13,518	28,151	26,765

Income from operations	5,562	1,331	10,415	1,803

Interest income, net	383	442	905	831
Other expense	—	(313)	—	(313)

Income before income taxes and equity loss in earnings of affiliates	5,945	1,460	11,320	2,321

Income tax expense	2,378	513	4,516	777
Equity loss in earnings of affiliates	(223)	(5)	(253)	(40)

Net income	$3,344	$942	$6,551	$1,504

Basic income per share	$0.12	$0.04	$0.24	$0.06

Diluted income per share	$0.12	$0.03	$0.23	$0.05

Weighted average common shares outstanding-
Basic	27,490	26,903	27,415	26,836

Diluted	28,745	27,813	28,776	27,556

(more)

SeaChange Q2 ‘05/6

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2004	January 31, 2004
Assets
Current assets:

Cash and cash equivalents	$99,539	$87,597

Marketable securities	12,559	7,777
Accounts receivable, net	30,720	16,572
Inventories	18,880	19,738

Prepaid expenses and other current assets	2,980	3,640

Total current assets	164,678	135,324

Property and equipment, net	14,074	14,757
Marketable securities	19,464	26,669
Investments in affiliates	3,556	3,809
Intangibles, net	1,217	1,293
Goodwill	1,629	253
Other assets	168	151

	$204,786	$182,256

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses	$27,670	$17,587
Current portion of line of credit and obligations under capital leases	411	399
Customer deposits	673	401
Deferred revenue	20,806	16,437
Income taxes payable	1,050	1,336

Total current liabilities	50,610	36,160

Long-term debt and other long-term liabilities	—	209

Common stock and other equity	167,766	165,683
Accumulated deficit	(12,842)	(19,393)
Accumulated other comprehensive loss	(748)	(403)

Total stockholders’ equity	154,176	145,887

	$204,786	$182,256

(more)

SeaChange Q2 ‘05/7

SeaChange International, Inc.

Reconciliation Between Condensed Consolidated Statements of Operations

and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands, except per share data)

	Three months ended
	July 31, 2004	July 31, 2003
Net income (loss)	$3,344	$942

Income tax expense	2,378	513
Interest income, net	(383)	(442)
Other expense	—	313
Equity loss in earnings of affiliates	223	5

Depreciation and amortization	1,602	2,535

EBITDA	$7,164	$3,866

Net income per share— diluted	$0.12	$0.03
Income tax expense	0.08	0.02
Interest income, net	(0.01)	(0.02)
Other expense	—	0.02
Equity loss in earnings of affiliates	—	—
Depreciation and amortization	0.06	0.09

EBITDA per share— diluted	$0.25	$0.14

# # #